MEMORANDUM

                The First Trust GNMA, Series 114
                       File No. 333-171101

     The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of bonds on January 19, 2011 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.


                         THE PROSPECTUS

Cover Page     The date of the Trust has been added.

Page 3         The following information for the Trust appears:

               The total number of units initially being offered and the initial size of the Trust.

               The Public Offering Price on the business day prior to the Initial Date of Deposit.

               The estimated long term return and estimated current return (if applicable) to Unit holders as of the business day prior to the Initial Date of Deposit.

               The first distribution and record dates.

Page 5         The   Report  of  Independent  Registered   Public
               Accounting Firm has been completed.

Page 6         The Statement of Net Assets has been completed.

Page 7         The Schedule of Investment has been completed.

Back Cover     The date of the Prospectus has been included.


                              THE TRUST AGREEMENT

               The   Trust  Agreement  has  been conformed to
               reflect the execution thereof.


                             CHAPMAN AND CUTLER LLP

January 19, 2011